Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

JASPER, IN (August 3, 2006) - Kimball International, Inc. (NASDAQ: KBALB) today announced financial results for the fourth quarter and fiscal year 2006, which ended June 30, 2006.

Sales, gross profit, selling, general and administrative costs, operating income and income from continuing operations discussed below exclude the results of discontinued operations for all periods. Net income discussed below includes the results of discontinued operations.

Consolidated Overview
Net sales for the fourth quarter of fiscal year 2006 were $333.2 million, an increase of 27% over net sales of $263.0 million in the fourth quarter of fiscal year 2005. Fourth quarter sales include $61.5 million from acquisitions that were completed during the quarter in the Company's Electronic Contract Assemblies segment. Fourth quarter net sales in the Electronic Contract Assemblies segment increased 60% primarily related to the acquisitions and sales in the Furniture and Cabinets segment increased 3%. Income from continuing operations in the fourth quarter of fiscal year 2006 improved to $10.6 million or $0.27 per Class B share, inclusive of ($0.7) million, or ($0.02) per Class B share, of after-tax charges associated with restructuring activities. Excluding the restructuring charges, income from continuing operations in the current year fourth quarter was $11.3 million, or $0.29 per Class B share. Income from continuing operations in the prior year fourth quarter was $4.5 million, or $0.12 per Class B share, inclusive of ($0.1) million, or less than ($0.01) per Class B share, of after-tax restructuring charges.

Net income for the current year fourth quarter was $10.4 million, or $0.27 per Class B share, which includes a ($0.2) million after-tax loss, or less than ($0.01) per Class B share from discontinued operations. For the prior year fourth quarter, net income was $4.1 million, or $0.11 per Class B share, including a loss from discontinued operations of ($0.4) million after-tax, or ($0.01) per Class B share.

Consolidated gross profit as a percent of sales in the fourth quarter of fiscal year 2006 was 20.4% compared to 22.4% in the prior year. Acquisitions completed during the quarter had the effect of lowering consolidated gross profit as a percent of sales for the quarter. Excluding the acquisitions, consolidated fourth quarter gross profit as a percent of sales would have increased over the prior year on improvements in the Furniture and Cabinets segment.

Consolidated selling, general and administrative (SG&A) costs for the fourth quarter of fiscal year 2006 increased in dollars but declined as a percent of sales compared to the prior year. SG&A increased in dollars primarily due to higher incentive compensation costs and the incremental SG&A costs of the newly acquired operations. Consolidated SG&A costs declined as a percent of sales in the fourth quarter because the acquisitions carry a lower SG&A percentage to sales ratio thereby reducing the consolidated SG&A percentage to sales ratio. Excluding acquisitions, consolidated SG&A as a percent of sales would have increased slightly. Pre-tax restructuring charges in the current year fourth quarter totaled ($1.2) million and included various facility exit costs, employee transition costs and accelerated amortization costs within both segments. Pre-tax restructuring costs were ($0.1) million in the fourth quarter of the prior year.

Fiscal year 2006 fourth quarter operating income including restructuring charges improved to $7.9 million from the $5.1 million reported in the same quarter last year primarily related to improvements in the Furniture and Cabinets segment. Partially offsetting these improvements were the higher restructuring charges in the current year.

Other income in the current year fourth quarter was $4.5 million compared to $1.5 million in the prior year. Included in the current year fourth quarter was income of $2.2 million pre-tax, or $0.03 per Class B share after-tax, relating to funds received as part of a Polish offset credit program for investments made in the Company's Poland operation.

The fourth quarter of the current fiscal year also benefited from a lower effective tax rate when compared to the prior year as the current year fourth quarter includes $1.8 million for adjustments to income tax accruals resulting from the favorable closure of several prior year tax audits. Also, during the fourth quarter of fiscal year 2006 the Company's effective tax rate continued to benefit from income generated by foreign operations which have a lower tax rate.

Operating cash flow for the fourth quarter of fiscal year 2006 totaled $21.1 million compared to $9.3 million in the fourth quarter of last year. The Company's cash and short-term investment balance increased to $171.7 million at June 30, 2006 compared to $117.5 million at June 30, 2005 primarily due to the generation of positive operating cash flow.

On an annual basis, fiscal year 2006 net sales of $1.14 billion increased 8% from fiscal year 2005 sales of $1.05 billion. Acquisitions within the Electronic Contract Assemblies segment contributed sales of $61.5 million in fiscal year 2006. Income from continuing operations for fiscal year 2006 was $22.2 million, or $0.58 per Class B share, inclusive of after-tax restructuring charges of ($6.0) million, or ($0.16) per Class B share. Fiscal year 2005 income from continuing operations was $21.1 million, or $0.55 per Class B share, including after-tax restructuring charges of ($0.3) million, or ($0.01) per Class B share. Including a loss from discontinued operations of ($7.1) million or ($0.19) per Class B share and income from a cumulative effect of accounting change adjustment of $0.3 million or $0.01 per Class B share, fiscal year 2006 net income was $15.4 million, or $0.40 per Class B share. Net income for fiscal year 2005 was $16.6 million, or $0.44 per Class B share, including a loss on discontinued operations of ($4.5) million, or ($0.11) per Class B share. Operating cash flow for the fiscal year 2006 annual period was $76.6 million compared to $64.7 million in the prior fiscal year.

During the fourth quarter, the Company completed two acquisitions within the Electronic Contract Assemblies segment. In April 2006, the Company purchased certain assets of the Bridgend, Wales, UK manufacturing operations of Bayer Diagnostics Manufacturing Limited. The assets purchased were primarily inventory and some equipment. The building and land were not included in the transaction, and the Company is leasing a portion of the previous facility. The Company retained a majority of the existing workforce. The purchase price was $31.5 million and direct costs of the acquisition totaled $0.5 million. In May 2006, the Company acquired a printed circuit board assembly operation in Longford, Ireland from Magna Donnelly. The agreement included the purchase of inventory and some equipment along with the assumption of certain liabilities. The building and land were not included in the transaction, and the Company is leasing the previous facility. The Company retained the existing workforce. The assets acquired were $3.4 million and the liabilities assumed were $3.5 million. Direct costs of the acquisition totaled $0.3 million. The operating results of both acquisitions are included in the Company's consolidated financial statements beginning on the respective acquisition dates.

James C. Thyen, Chief Executive Officer and President, stated, "We had a busy quarter with the completion of two acquisitions within our Electronics segment. The acquisition of Bayer's manufacturing operation in Bridgend, Wales, UK, was completed at the beginning of the quarter, and we spoke about it in our last earnings conference call. The expertise of the Bridgend team will help solidify our medical platform strategy on a global scale and will benefit us well into the future within this entire segment."

Mr. Thyen added, "The second acquisition of certain assets of a Magna Donnelly facility in Longford, Ireland was on a smaller scale, but still very important to our global footprint and diversifying our current automotive book of business. This acquisition includes a supply agreement with Magna Donnelly to produce printed circuit board assemblies. Both of these acquisitions emphasize our strategic expansion of global capabilities and responsiveness in serving our customers."

In conclusion, Mr. Thyen stated, "We also have some exciting trends to talk about in our Furniture and Cabinets segment. Less than one year ago we announced our organizational restructuring within this segment, and already we have experienced significant improvement in our earnings as a result of a lot of hard work by many of our dedicated employees in executing those actions. We have not yet completed all of the actions we outlined with this plan, but the results thus far are very encouraging. Also, with the tightened focus on our primary markets, we are seeing strong growth within our branded office and hospitality furniture products."

Furniture and Cabinets Segment
Fourth quarter net sales in fiscal year 2006 for the Furniture and Cabinets segment totaled $160.2 million, an increase of 3% from the prior year fourth quarter sales of $154.8 million. Sales of branded furniture products, which include office and hospitality furniture, experienced a double-digit increase when compared to the prior year. Sales of contract private label products decreased from the prior year as a result of the planned exit of contract private label furniture products as part of the previously announced restructuring plan.

Income from continuing operations in this segment for the fourth quarter of fiscal year 2006 increased $2.2 million from the prior year. Included in the current year fourth quarter earnings was ($0.4) million of after-tax restructuring costs consisting of exit costs associated with the consolidation of two Mexican operations into one facility and costs resulting from the consolidation of various business functions within this segment. After-tax restructuring costs in the prior year fourth quarter totaled ($0.1) million. Gross profit as a percent of sales in this segment improved over last year's fourth quarter. When compared to the prior year, earnings in the current year fourth quarter were aided by price increases on select products, continued operating improvements resulting from the organizational restructuring within this segment and a sales mix shift away from the lower margin contract private label products. Partially offsetting these improvements are continued inefficiencies at the Company's furniture operations in Mexico as sales volumes in this facility have declined when compared to the prior year. SG&A costs increased in both dollars and as a percent of sales in the fourth quarter when compared to last year primarily on higher incentive compensation costs.

Including an after-tax loss of ($0.2) million from discontinued operations, net income in this segment was $4.8 million in the fourth quarter of fiscal year 2006. Net income in the fourth quarter of the prior fiscal year was $2.3 million which included a ($0.4) million after-tax loss from discontinued operations.

For the fiscal year, net sales in this segment for the current year totaled $645.6 million, an increase of 5% from the prior year annual sales of $612.6 million. Income from continuing operations for fiscal year 2006 improved by $3.6 million over the prior year primarily due to higher sales volumes and improvements in gross profit percent. Income from continuing operations includes after-tax restructuring costs of ($5.5) million in fiscal year 2006 and ($0.3) million in fiscal year 2005. Net income, which includes ($7.1) million of loss on discontinued operations, was $3.6 million in fiscal year 2006. In the prior fiscal year, net income was $2.6 million including ($4.5) million of loss on discontinued operations.

Electronic Contract Assemblies Segment
Net sales for the fourth quarter of fiscal year 2006 in the Electronic Contract Assemblies segment were $173.0 million compared to net sales of $108.0 million in the fourth quarter of the prior year. Included in fourth quarter sales are $61.5 million in sales from the previously mentioned acquisitions. Sales to customers in the medical and automotive industries were higher in the fourth quarter compared to last year as a result of the acquisitions. Fourth quarter sales to customers in the industrial controls industry also increased compared to the prior year.

Fourth quarter fiscal year 2006 income from continuing operations in this segment increased $2.0 million from the same period last year as a result of the funds received as part of a Polish offset credit program for investments made in this segment's Poland operation, a lower effective tax rate in the current year quarter, and positive net income contribution from the two acquisitions completed during the quarter. Earnings in this segment were negatively impacted in the fourth quarter when compared to the prior year by lower gross profit as a percent of sales resulting primarily from a shift in the mix of sales among various programs and by after-tax restructuring costs of ($0.3) million related to the exit of a U.S. manufacturing facility.

For the annual period, net sales in this segment for fiscal year 2006 were $496.7 million compared to $439.7 million in fiscal year 2005. Fiscal year 2006 net sales include $61.5 million of sales from acquisitions. Income from continuing operations in fiscal year 2006 declined $4.3 million from the prior year primarily related to lower gross profit as a percent of sales.

Reclassifications
The Company changed its classification of gains and losses on the sale of property and equipment, previously shown in non-operating income, to selling, general and administrative expense for each of the periods presented in the Condensed Consolidated Statements of Income. Amounts reclassified in the three month and fiscal year periods ended June 30, 2005 were gains of, in millions, $0.7 and $1.4, respectively. In the three month and fiscal year periods ended June 30, 2006, the Company recognized, in millions, $1.1 and $2.3, respectively, of gains on the sale of property and equipment as selling, general and administrative expense.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release are income from continuing operations excluding restructuring charges and earnings per share excluding restructuring charges. A reconciliation of the reported GAAP numbers to these non-GAAP financial measures is included in the Financial Highlights tables below. Management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans as inclusion of these costs make results less comparable between reporting periods. Excluding these costs allows investors to meaningfully trend, analyze and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics over an extended period of time.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2005.

Conference Call / Webcast
Kimball International will conduct its fourth quarter financial results conference call beginning at 2:00 PM Eastern Time today, August 3, 2006. To listen to the live conference call, dial 800-295-3991, or for international calls, dial 617-614-3924. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through August 17, 2006, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 99294545.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers primarily in the residential furniture and cabinets industry. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter and fiscal year ended June 30, 2006, follow:

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	June 30, 2006	June 30, 2005

Net Sales	$ 333,195	100.0%	$ 263,033	100.0%
Cost of Sales	265,388	79.6%	204,011	77.6%

Gross Profit	67,807	20.4%	59,022	22.4%

Selling, General & Administrative Expenses	58,760	17.6%	53,754	20.4%
Restructuring Expense	1,160	0.4%	127	0.0%

Operating Income	7,887	2.4%	5,141	2.0%
Other Income-Net	4,525	1.3%	1,485	0.5%

Income from Continuing Operations Before Taxes on Income	12,412	3.7%	6,626	2.5%
Provision for Income Taxes	1,838	0.5%	2,092	0.8%

Income from Continuing Operations	10,574	3.2%	4,534	1.7%
Income (Loss) from Discontinued Operations, Net of Tax	(172)	(0.1%)	(396)	(0.1%)

Net Income	$ 10,402	3.1%	$ 4,138	1.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.28		$0.12
Class B	$0.28		$0.12
Diluted from Continuing Operations:
Class A	$0.28		$0.12
Class B	$0.27		$0.12
Basic:
Class A	$0.27		$0.11
Class B	$0.27		$0.11
Diluted:
Class A	$0.27		$0.11
Class B	$0.27		$0.11

Average Shares Outstanding
Basic	38,212		38,152
Diluted	38,565		38,809

($000's, except per share data)	Fiscal Year Ended
	June 30, 2006	June 30, 2005

Net Sales	$1,142,581	100.0%	$1,053,147	100.0%
Cost of Sales	896,391	78.5%	823,305	78.2%

Gross Profit	246,190	21.5%	229,842	21.8%

Selling, General & Administrative Expenses	219,438	19.2%	210,940	20.0%
Restructuring Expense	9,635	0.8%	448	0.0%

Operating Income	17,117	1.5%	18,454	1.8%
Other Income-Net	10,795	0.9%	8,005	0.7%

Income from Continuing Operations Before Taxes on Income	27,912	2.4%	26,459	2.5%
Provision for Income Taxes	5,733	0.5%	5,358	0.5%

Income from Continuing Operations	22,179	1.9%	21,101	2.0%
Income (Loss) from Discontinued Operations, Net of Tax	(7,116)	(0.6%)	(4,513)	(0.4%)

Income Before Cumulative Effect of Change in Accounting Principle	15,063	1.3%	16,588	1.6%
Cumulative Effect of Change in Accounting Principle	299	0.0%	--	0.0%

Net Income	$ 15,362	1.3%	$ 16,588	1.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.57		$0.55
Class B	$0.58		$0.56
Diluted from Continuing Operations:
Class A	$0.57		$0.54
Class B	$0.58		$0.55
Basic:
Class A	$0.39		$0.43
Class B	$0.41		$0.44
Diluted:
Class A	$0.39		$0.42
Class B	$0.40		$0.44

Average Shares Outstanding
Basic	38,197		38,141
Diluted	38,384		38,359

Condensed Consolidated Statements of Cash Flows
	Fiscal Year Ended
($000's)	June 30, 2006	June 30, 2005

Net Cash Flow provided by Operating Activities	$ 76,612	$ 64,707
Net Cash Flow used for Investing Activities	(66,238)	(25,036)
Net Cash Flow used for Financing Activities	(3,304)	(22,533)
Effect of Exchange Rates	534	124

Net Increase in Cash & Cash Equivalents	7,604	17,262
Cash & Cash Equivalents at Beginning of Period	57,253	39,991

Cash & Cash Equivalents at End of Period	$ 64,857	$ 57,253

Cash & Cash Equivalents	$ 64,857	$ 57,253
Short-Term Investments	106,846	60,270

Totals	$ 171,703	$ 117,523

Condensed Consolidated Balance Sheets ($000's)
	June 30, 2006	June 30, 2005

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 171,703	$ 117,523
Receivables, Net	154,571	125,178
Inventories	109,479	87,531
Other Current Assets	32,327	21,808
Property & Equipment, Net	151,122	176,054
Capitalized Software, Net	26,602	37,273
Goodwill	3,286	2,166
Other Assets	29,931	33,007

Totals	$ 679,021	$ 600,540

Liabilities & Share Owners' Equity
Current Liabilities	$ 236,699	$ 148,372
Long-Term Debt, Less Current Maturities	1,125	350
Deferred Income Taxes & Other	18,615	23,592
Share Owners' Equity	422,582	428,226

Totals	$ 679,021	$ 600,540

Reconciliation of Non-GAAP Financial Measures
(Unaudited) ($000's, except per share data)

Income from Continuing Operations, excluding Restructuring Charges
	Three Months Ended
	June 30, 2006	June 30, 2005

Income from Continuing Operations, as reported	$ 10,574	$ 4,534
Restructuring Charges, Net of Tax	735	85

Income from Continuing Operations, excluding Restructuring Charges	$ 11,309	$ 4,619

Earnings Per Share of Common Stock, excluding Restructuring Charges

Diluted from Continuing Operations, Class B, as reported	$0.27	$0.12
Diluted Impact of Restructuring Charges, Class B	$0.02	--

Diluted from Continuing Operations, Class B, excluding Restructuring Charges	$0.29	$0.12